Exhibit 3.6

State of Delaware Secretary of State Division of Corporations Delivered 02:47 PM 03/04/2010 FILED 02:47 PM 03/04/2010 SRV 100246448 - 4635220 FILE

CERTIFICATE OF MERGER

of

CHAY ACQUISITIONS, INC.

(a Delaware corporation)

with and into

DMI LIFE SCIENCES, INC.

(a Delaware corporation)

Pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), DMI Life Sciences, Inc., a Delaware corporation (“DMI”), hereby certifies the following information relating to the merger (the “Merger”) of Chay Acquisitions, Inc., a Delaware corporation (“CAI”), with and into DMI:

FIRST: The names and states of incorporation of the constituent corporations in the Merger (the “Constituent Corporations”) are:

Name:	State of Incorporation:

DMI Life Sciences, Inc.	Delaware

Chay Acquisitions, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, by and among DMI, Chay Enterprises, Inc., a Colorado corporation, and CAI, dated as of March 2, 2010 (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: The name of the corporation surviving the Merger (the “Surviving Corporation”) shall be DMI Life Sciences, Inc., which shall be renamed Ampio Pharmaceutical Technologies, Inc. in accordance with the Amended and Restated Certificate of Incorporation of DMI to be filed hereafter.

FOURTH: The Certificate of Incorporation of DMI, as in effect immediately prior to the effective time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation until it is amended and restated as described hereinabove.

FIFTH: In accordance with the Merger Agreement, the effective time of the Merger shall be as of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section l03(c)(3) of the DGCL.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 8400 East Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111.

SEVENTH: A copy of the Merger Agreement will be furnished to any stockholder of any Constituent Corporation by the Surviving Corporation upon request and without cost to said stockholder.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by an authorized officer on the 2nd day of March, 2010.

DMI LIFE SCIENCES, INC.

By:
Name:	Donald B. Wingerter
Title:	CEO

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